UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

Commission File Number: 000-27917

|_| Form 10-K     |_| Form 11-K         |_| Form 20-F           |X| Form 10-Q
|_| Form N-SAR    |_| Form N-CSR

For Period Ended: September 30, 2009

|_| Transition Report on Form 10-K      |_| Transition Report on Form 10-Q
|_| Transition Report on Form 20-F      |_| Transition Report on Form N-SAR

For the Transition Period Ended: September 30, 2009
                               --------------------


     NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
                                                       -------------------------

                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant:                    NewMarket Technology, Inc.
Former name if applicable:
Address of principal executive office:      14860 Montfort Drive
City, state and zip code:                   Dallas, Texas 75254


                                     PART II
                             RULE 12b-25 (b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed. (Check box if appropriate.)

|X|           (a)   The reasons  described in  reasonable  detail in Part III of this  form  could  not be  eliminated  without  unreasonable effort or expense;
|X|           (b)   The subject annual report,  semi-annual  report,  transition report on Form 10-K, 20-F, 11-K or Form 10-Q, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
              (c)   The accountant's statement or other exhibit required by Rule
                    12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR or the transition report or portion thereof could not be filed within the prescribed time period. (Attach additional sheets if needed.)

     The Company could not complete the Form 10-Q within the prescribed time because the Company's management was unable to complete the review of its consolidated financial statements by November 16, 2009. The delay could not be cured without unreasonable effort or expense. The Company represents that the Form 10-Q will be filed no later than the 5th day following the date on which the Form 10-Q was due.


                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

   Philip Rauch                   (972)                      386-3372
   ------------                   -----                      --------
      (Name)                    (Area Code)             (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                 |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                 |_| Yes |X| No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                           NewMarket Technology, Inc.
                           --------------------------
                   Name of Registrant as Specified in Charter.

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: November 16, 2009                 /s/Philip J. Rauch
                                        -------------------------------
                                        Name:   Philip J. Rauch
                                        Title:  Chief Financial Officer